Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-264462 and 333-284988 on Form S-3 and Registration Statement Nos. 333-259424 and 333-272687 on Form S-8 of our report dated March 31, 2025, relating to the financial statements of Nuvve Holding Corp. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

San Diego, California
March 31, 2025